                                                                      EXHIBIT 12

                                   BELO CORP.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                                                                                           Three months ended
                                                            Year Ended December 31,                             March 31,
                                             ---------------------------------------------------------   ---------------------
                                               1997        1998         1999       2000         2001        2001       2002
                                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
Earnings:
       Earnings before income taxes
             and the cumulative effect
             of accounting changes           $ 154,122   $ 130,460   $ 276,453   $ 266,834   $  21,763   $   1,179   $  26,912
       Add:  Total fixed charges                94,069     112,082     116,032     137,808     115,796      31,669      29,237
       Less:  Interest capitalized                 510       1,680       2,552       2,398         489         101         287
                                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
                   Adjusted earnings         $ 247,681   $ 240,862   $ 389,933   $ 402,244   $ 137,070   $  32,747   $  55,862
                                             =========   =========   =========   =========   =========   =========   =========

Fixed Charges:
       Interest                              $  91,288   $ 109,318   $ 113,160   $ 135,178   $ 113,163   $  31,010   $  28,580
       Portion of rental expense
             representative of the
             interest factor(1)                  2,781       2,764       2,872       2,630       2,633         659         657
                                             ---------   ---------   ---------   ---------   ---------   ---------   ---------
                   Total fixed charges       $  94,069   $ 112,082   $ 116,032   $ 137,808   $ 115,796   $  31,669   $  29,237
                                             =========   =========   =========   =========   =========   =========   =========

Ratio of Earnings to Fixed Charges                2.63x       2.15x       3.36x       2.92x       1.18x       1.03x       1.91x
                                             =========   =========   =========   =========   =========   =========   =========


-------------------

(1) For purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.